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                                                                   Exhibit 99.05

        CONTACT
        Kristy Jarosh, Red Whistle Communications
        +1 (503) 790-9042
        kjarosh@redwhistle.com

        Bob Bogard, Geoworks
        +1 (510) 814-5811
        bbogard@geoworks.com


                 GEOWORKS ADDS STRATEGIC BUSINESS LEADERS TO ITS
                               BOARD OF DIRECTORS

       New Board Members Add Financial and Internet Expertise As Geoworks
                     Shapes the Future of the Mobile Medium

ALAMEDA, Calif. (February 1, 2000) - Geoworks Corporation (NASDAQ: GWRX), a pioneer in mobile data communications services and technologies for the business and consumer markets, today announced the appointment of three new members to the company's Board of Directors. Kevin Fitzgerald, President and Chief Executive Officer of Neff Corporation, offers extensive financial expertise through his investment banking background while David Neylon, former Chief Operations Officer of LookSmart, Ltd., brings insight into the Internet industry and mindset of the interactive consumer. Stephen Baker, Geoworks Vice President and Chief Financial Officer was also appointed to the board.

"Kevin and David bring diverse backgrounds and experiences that Geoworks will leverage to advance our mission of enabling businesses to deliver mobilized Internet services for our customers, and Steve has been instrumental in driving the changes that have repositioned Geoworks over the last year," said Dave Grannan, President and CEO of Geoworks. "Their combined counsel and direction will be invaluable to Geoworks' executive team as we further define the potential of the mobile medium."

Kevin Fitzgerald brings many years of finance and management experience to the Geoworks Board of Directors. Fitzgerald is currently the President, CEO and a Director of Neff Corporation, one of the largest equipment rental companies in the United States. In his previous role as Senior Vice President of the investment banking firm Houlihan Lokey Howard and Zukin, Fitzgerald developed extensive relationships within the financial industry. Additionally, he is a member of the Board of Directors of Supercanal Holdings, S.A., one of the largest South American cable TV providers, and Vice Chairman of the Board of Directors of Movilpage Communications, Inc., a South American wireless broadband and paging services provider.

"As mobile communication devices become ubiquitous in today's fast-paced world, Geoworks continues to bring innovative technology and services to the business and consumer markets," said Kevin Fitzgerald. "I am excited to contribute to Geoworks' expanding role as a leader in the wireless industry."

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               Geoworks Adds Business Leaders to Its Board of Directors - Page 2

David Neylon is the former COO of LookSmart, a leading global Internet search and directory company, where he held broad management responsibilities for sales, engineering, new business development and syndication programs. Prior to joining LookSmart, Neylon developed an interactive entertainment community as the Senior Vice President at WorldPlay Entertainment, which was subsequently sold to America Online. He also led Strategic Planning for AT&T's Consumer Products division and many of their high-tech start-up investments.

"Through my prior experience, I was able to develop strong operational skills and background in the fast moving Internet context," said David Neylon. "As the mobile medium shapes the future of the Internet, I look forward to helping drive Geoworks to sustain a pivotal role within the convergence of the Internet and wireless medium."

As Geoworks Vice President and Chief Financial Officer, Baker is responsible for the financial operation and strategy for the company. Baker has more than 18 years of finance experience with publicly traded technology and communications companies. Prior to joining Geoworks, Baker was Vice President and Controller for Lucent Technologies and Octel Communications.

Before that, Baker was chief financial officer for the Software Systems Group of Bell Communications Research, and for Unix System Laboratories, a worldwide software company with revenues in excess of $100 million. Baker has also held financial management positions with Novell, Inc. and AT&T Corp.

ABOUT GEOWORKS
Geoworks Corporation (Nasdaq: GWRX) is a pioneer in wireless data communications services and technologies for the business and consumer markets. The company's vision is to enable mobile Internet access in the business to business markets. In the business to business market, the company provides its server technology, wireless industry expertise and consulting services to other technology companies to further advance the mobile medium. Geoworks serves the consumer market through Mobile Attitude, the company's branded mobile media and commerce service, delivered to the growing universe of digital mobile phones and pagers. By licensing its essential Intellectual Property Rights for the Wireless Application Protocol (WAP), Geoworks supports the worldwide market for mobile devices that enable people to easily and instantly access and interact with information and services. Based in Alameda, California, the company has international offices in Sweden, Japan and the United Kingdom, and can be found on the World Wide Web at http://www.geoworks.com.

                                      # # #

In keeping with U.S. law, Geoworks notes that this press release includes forward-looking statements, including the emergence of, and Geoworks' participation in, the mobile services market. Actual results may vary significantly due to various risks and uncertainties. Those include, but are not limited to, the following: i) the mobile services market may not emerge to the degree or timing anticipated; and ii) new technologies and new services are inherently subject to development, timing and consumer acceptance risks. Additional information is available in the Risk Factors and Business discussions in the Company's Forms 10- K, 10-Q and other filings available from the Company or from the Securities and Exchange Commission.